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News Release: Immediate   Contact:  Richard B. Elder, Media   (804) 343-4785
                                    Celeste Gunter, Financial (804) 649-4307


        JAMES RIVER CORPORATION TO SELL FLEXIBLE PACKAGING GROUP
                            TO PRINTPACK INC.


      RICHMOND, Va., April 10, 1996 -- James River Corporation announced today it has signed a definitive agreement with Printpack Inc. of Atlanta, Ga., for the sale of the company's Flexible Packaging group. James River will receive gross cash proceeds of $365 million from the sale, which is expected to be completed by mid-year. The transaction is subject to normal closing conditions and adjustments.

      This agreement follows James River's December announcement of its intent to sell its Flexible Packaging group, which is part of the company's Packaging Business. With 1995 sales of approximately $490 million, the Flexible Packaging group includes ten manufacturing facilities with 2,300 employees. These facilities include: four lamination and coating plants, located in St. Louis, Mo., Dayton, Ohio, Shreveport, La., and San Leandro, Calif.; five film and converting plants, located in New Castle, Del., Orange, Texas, Greensburg, Ind., Jackson, Tenn., and Aguascalientes, Mexico; and a rigid plastics container plant in Williamsburg, Va. Certain pilot plant equipment from James River's technology center in Milford, Ohio, is also included in the sale.

      Proceeds from the sale are expected to be used to reduce long-term debt, as part of James River's overall program to focus its business and improve financial flexibility. Upon the completion of the sale, the company also expects to record a gain of approximately $.25 per share, subject to closing adjustments.

      "The resin-based Flexible Packaging group is a good fundamental business with strong competitive positions in a high-growth segment of the packaging market," said Miles L. Marsh, Chairman and Chief Executive Officer of James River. "However, this divestiture fits James River's strategy to focus on its core, paper-based consumer and packaging businesses. At the same time, this sale represents an important step toward achieving our 1996 goal of generating at least $500 million from divestitures to be used for debt reduction."

      James River Corporation, headquartered in Richmond, Va., is a leading marketer and manufacturer of consumer products, packaging, and business and writing papers. In North America, the company markets diversified brands such as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, DIXIE paper cups and plates, PACESETTER paperboard, QUILT-RAP sandwich wrap and QWIK WAVE microwave packaging, as well as EUREKA! recycled copy paper and WORD PRO copy paper. In addition, the company produces a number of popular European brands such as LOTUS towel and tissue products. Following this sale, James River will have current annual sales of approximately $5.5 billion.